Exhibit 10.4

OLIGASIS, LLC

OPTION GRANT NOTICE

(2009 SHARE INCENTIVE PLAN)

Oligasis, LLC (the “Company”), pursuant to its 2009 Share Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of common shares of the Company (the “Shares”) set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Exercise Schedule:      ☐ Same as Vesting Schedule                     ☒ Early Exercise Permitted

Vesting Schedule:	One-fourth (1/4th) of the Shares vest one year after the Vesting Commencement Date; the balance of the Shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

Payment:	By cash or check

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of the Shares and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:    Special Acceleration set forth on Schedule 1

OLIGASIS, LLC		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:
Date:

ATTACHMENTS: Option Agreement, 2009 Share Incentive Plan and Notice of Exercise

SCHEDULE 1

SPECIAL DOUBLE TRIGGER ACCELERATION

If (a) on the date twenty-four (24) months immediately following the consummation of any Corporate Transaction you are providing services to the acquiring company as either an employee or a consultant or (b) if within twenty-four (24) months following the consummation of any Corporate Transaction, your employment is terminated pursuant to a Constructive Termination (as defined below), then in either the case of (a) or (b), one hundred percent (100%) of the Option shares that remain unvested shall immediately vest and become exercisable in full.

CONSTRUCTIVE TERMINATION. “Constructive Termination” for purposes of this offer shall mean (i) the Company’s or its successor’s failure to offer you a position that is equivalent in title, total compensation (salary and bonus opportunity), benefits or responsibilities to your then-current position within ninety (90) days after a Corporate Transaction (as defined below); (ii) a significant and material reduction in your duties or responsibilities without Cause; (iii) the relocation of your employment by more than fifty (50) miles; (iv) failure of the successor company to assume obligations contained in this letter or any other compensation agreement in place between you and the Company at the time of the Corporate Transaction; (v) the Company’s material breach of any terms of this letter, after written notice from you and a reasonable opportunity to cure; or (vi) your death. It is understood, however, that a change in your title, duties or responsibilities solely as a result of the Company’s becoming a subsidiary or division of the surviving entity upon a Corporate Transaction shall not constitute Constructive Termination.

CAUSE. “Cause” for purposes of this offer shall mean: (i) conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud or act of dishonesty against the Company; (iii) a material violation of the Company’s written policies; (iv) intentional damage to any property of the Company; (v) conduct by you which, in the good faith and reasonable determination of the BOD, demonstrates gross unfitness to serve; or (vi) material breach of any agreement you have with Oligasis.

CORPORATE TRANSACTION. A “Corporate Transaction,” as used herein shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, except for bona fide sales of the Company’s equity securities to venture investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

If any payment or benefit you would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

ATTACHMENT I

OPTION AGREEMENT

OLIGASIS, LLC

2009 SHARE INCENTIVE PLAN

OPTION AGREEMENT

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, Oligasis, LLC (the “Company”), has granted you an option under its 2009 Share Incentive Plan (the “Plan”) to purchase the common shares of the Company (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.    VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of Shares subject to your option and your exercise price per Share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, pursuant to Section 11(a) of the Plan.

3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measuring from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4.    EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)    a partial exercise of your option shall be deemed to cover first vested Shares and then the earliest vesting installment of unvested Shares;

(b)    any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Unit Purchase Agreement; and

(c)    you shall enter into the Company’s form of Early Exercise Share Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice. If your Grant Notice permits net exercise of your option (i.e., the “By net exercise” box is checked), then you may elect to pay not less than one hundred percent (100%) of the exercise price of the option by foregoing receipt of Shares that are otherwise issuable upon exercise and which have a Fair Market Value equal to the exercise price.

6.    WHOLE SHARES. You may exercise your option only for whole Shares.

7.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Company has determined that such exercise and issuance of Shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

8.    TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)    three (3) months after the termination of your Continuous Service for any reason other than by Disability or death, provided that if during any part of such three (3)-month period you may not exercise your option solely because of the condition set forth in Section 7, relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)    twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)    eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)    the Expiration Date indicated in your Grant Notice; or

(e)    the day before the tenth (10th) anniversary of the Date of Grant.

9.    EXERCISE.

(a)    You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may, in its discretion, require you to pay immediately or enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise, or (3) the disposition of Shares acquired upon such exercise.

(c)    By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 (the

“Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Shares until the end of such period. The underwriters of the Company’s securities are intended third party beneficiaries of this Section 9(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.    TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

11.    CHANGE IN CONTROL. Your option may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction, as may be provided and defined in your Grant Notice or as may be provided and defined in any other written agreement between you and the Company or any Affiliate, but in the absence of such provision, no such acceleration shall occur except as set forth in Section 11(c) of the Plan.

12.    RIGHT OF FIRST REFUSAL; TRANSFER RESTRICTIONS ON SHARES. Shares that you acquire upon exercise of your option are subject to any right of first refusal or other transfer restrictions that may be described in the LLC Agreement.

13.    RIGHT OF REPURCHASE. To the extent provided in the LLC Agreement the Company shall have the right to repurchase all or any part of the Shares you acquire pursuant to the exercise of your option.

14.    OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective owners, managers, directors, officers or employees to continue any relationship that you might have as a manager, director or consultant for the Company or an Affiliate.

15.    WITHHOLDING OBLIGATIONS.

(a)    At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)    Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, Share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, Shares shall be withheld solely from fully vested Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such Share withholding procedure shall be your sole responsibility.

(c)    You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for, or otherwise evidence the issuance to you of, such Shares or release such Shares from any escrow provided for herein unless such obligations are satisfied.

16.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against the Company, or any of its officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

17.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

18.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

ATTACHMENT II

NOTICE OF EXERCISE

NOTICE OF EXERCISE

Oligasis , LLC 2631 Hanover Street
Palo Alto, CA 94304	Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my option that I elect to purchase the number of shares for the price set forth below.

Date of Grant:

Number of shares as to which option is exercised:

Shares to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2009 Share Incentive Plan and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I hereby make the following certifications and representations with respect to the number of Common Shares of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety days (90) after the securities of the Company become publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates, if any, representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Amended and Restated Limited Liability Operating Agreement and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,